EXHIBIT 10.2

120 Albany Street

Tower 2, Suite 450

New Brunswick, NJ 08901

1.732.509.9200 Tel

1.732.509.9299 Fax

J. Curt Hockemeier

President and Chief Executive Officer

June 13, 2006

Mr. Peter Pastorelle

9 Driftwood Lane

Colts Neck, NJ 07722

Dear Pete:

On behalf of Arbinet-thexchange, Inc. (the “Company”), I am pleased to provide you with the terms of your employment associated with your recent promotion. These terms supplement the terms of your offer letter dated January 31, 2000 (the “Offer Letter”). In the event of any inconsistencies between this letter and your offer letter, the terms set for in this letter shall govern.

Title: You will now serve as Chief Accounting Officer (CAO). You will report to the President and CEO until a Chief Financial Officer (CFO) has been hired by the Company. You will continue to work from the Company’s office in New Brunswick, NJ.

Duties and Obligations: You will continue to devote your full business interest and effort to the performance of your duties with the Company. These duties include managing: accounting practices and polices; financial and management reporting; internal controls; tax planning; Sarbanes-Oxley compliance; and all other functions that are commonly associated with the Chief Accounting Officer position.

Employment Relationship: Your employment will continue to be “at will” and may be terminated by either you or the Company at any time for any reason or no reason, by providing sixty (60) days written notice to the other party. Further, your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time. Nothing in this letter creates any express or implied contract to the contrary. This at-will relationship will remain in effect throughout your employment with the Company and can be changed only by an express written agreement.

Salary and Bonus: While you continue to be employed on a full-time basis by the Company the Company will pay you a base salary which annualizes to $160,000 (assuming a full year of service at such compensation level), payable in accordance with the usual payroll practices of the Company including the withholding of all income and employment taxes. You will be eligible to receive up to 25% of your base salary (assuming a full year of service at such compensation level) as bonus compensation based upon achievement of assigned performance goals and subject to the approval of the Board of Directors.

June 13, 2006

Equity: You will also continue to be eligible to participate in the Company’s employee stock incentive plan. Under the incentive plan and subject to the approval of the compensation committee and Board of Directors, any additional stock-based awards (each, an “Award”) granted to you will be in the form of common stock of the Company at a per share exercise price to be set by the Board of Directors. Such Awards will be typically granted on the last business day of the quarter pursuant to a stock incentive agreement and vest over a 4-year period. Twenty-five percent (25%) of these Awards will vest after your completion of one year of employment with the Company. The remaining Awards will vest monthly (for so long as you remain employed by the Company) over the subsequent three years.

Future Awards will be subject to various restrictions, including restrictions on transfer, forfeiture and repurchase provisions, and will contain terms similar to other employees of the same level at the Company, including but not limited to the accelerated vesting provision described below in the event of a Change in Control (as defined below).

In the event of a Change in Control, (i) on the effective date of the Change in Control, one-half of all unvested shares shall vest, with the remaining unvested portion vesting annually and equally over the remaining portion of the vesting term; provided that you are employed by the Company or a subsidiary, or associated with the Company or subsidiary as a director or consultant, on the applicable vesting dates; and (ii) if there is a Change in Control and if within twelve months of such Change of Control your employment with the Company is terminated (other than for Cause defined below) then all restrictions shall lapse.

Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(l) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of members of the board of directors (the “Board”)) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

June 13, 2006

Termination of Employment:

a)	In the event that your employment is terminated by the Company without Cause (as defined below), the Company will pay you, subject to your compliance with this and paragraphs b, c and d following, (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to six (6) months base salary at the rate in effect on the date of termination (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under the Company health or welfare plan for you and your dependents during the six (6) month period following the date of termination (the “Six Month Period”); and (iv) an amount equal to any employer contribution that would have been made by the Company pursuant to any retirement plan of the Company on your behalf and you remained employed by the Company during the Six Month Period assuming you contribute the maximum amount to the plan. Notwithstanding the foregoing, the amounts paid to you pursuant to subsections (iii) and (iv) of this paragraph (a) shall not exceed $25,000.

b)	In the event your employment hereunder is terminated for any other reason, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination.

c)	In addition, in all termination events the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs.

d)	For the purposes of this letter “Cause” shall mean any of the following: (w) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company; (x) conviction of or plea of guilty or any plea other than “not guilty” to a felony; (y) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (z) your dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.

Confidential Information: You acknowledge your obligations under that certain Employee Inventions and Confidentiality Agreement dated June 19, 2000 by and between you and the Company (the “Confidentiality Agreement”).

Non-Competition/Non-Solicitation

a)

You acknowledge and recognize the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders you special and unique within the Company’s industry. In consideration of the payment by the Company to Employee of amounts that may hereafter be paid to Employee pursuant to this offer, you agree that during your employment hereunder and for a six (6) month period after the termination of your employment with the Company (the “Covered Time”), without the prior written consent of the Company, you will not enter into Competition with the Company. “Competition” shall mean participating, directly or indirectly, as an individual

June 13, 2006

proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a “Competitor”) in any jurisdiction where the Company and/or its affiliates conduct such business as of the date Employee’s employment terminates, and shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of Employee’s employment with the Company; provided, however, that such participation shall not include (i) the ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition or (iii) any activity engaged in with the prior approval of the Board.

b)	In further consideration of the payment by the Company to you of amounts that may hereafter be paid to you pursuant to this offer, you agree that during the Covered Time you shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to terminate his, her or its relationship with the Company; (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of any other person or entity (including yourself or any person or entity owned or controlled by you); or (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company with respect to any product or service being furnished, made, sold or leased by the Company or proposed to be furnished, made, sold or leased by the Company and which is covered in a written proposal or business plan by the Company.

c)	You understand that the provisions of this section (a) and (b) may limit your ability to earn a livelihood in a business similar to the business of the Company but nevertheless agree and hereby acknowledge that the consideration provided under this offer is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of your education, skills and abilities, you agree that you will not assert in any forum that such provisions prevent you from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

Governing Law/Miscellaneous: This letter is subject to the laws of the State of New York. This letter, along with the Offer Letter, your existing stock option and stock incentive award agreements and the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified or amended except by written instrument signed by an individual authorized to sign on behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquirer of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto.

June 13, 2006

If you find these terms acceptable, please sign and return this letter to me.

Sincerely,

/s/ J. Curt Hockemeier
J. Curt Hockemeier

Accepted by:

/s/ Peter Pastorelle
Peter Pastorelle

Date:	June 13, 2006